EXHIBIT 99.1




DATE:             July 26, 2007

CONTACT:          Alan W. Dakey
                  President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133


                    MID PENN BANCORP, INC. DECLARES DIVIDEND
                  AND REPORTS INCREASED SECOND QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, August 27, 2007, to shareholders of record Wednesday, August 8, 2007.

         Mid Penn Bancorp, Inc. also announced earnings for the second quarter of 2007 of $1,179,000, or $.34 per share, compared to $1,117,000, or $.32 per share for the second quarter of 2006, an increase of 6.3%.

         Net income for the first half of 2007 amounted to $2,263,000 compared to $2,273,000 earned in the first half of 2006. Earnings per share were $.65 per share for the first six months of both 2007 and 2006. The return on equity was 11.6%.

         Total assets at the end of the second quarter of 2007 were approximately $492 million, versus $457 million the prior year, an increase of 7.7%. Total loans of $360 million increased by $36 million or 11.1% at June 30, 2007, compared to the prior year.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.